CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Giordano Investment Trust and to the use of our report dated November 6, 2007 on Giordano Fund’s (a series of shares of Giordano Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

January 28, 2008